Exhibit 10.9.3

LEASE AMENDMENT NUMBER TWO

This LEASE AMENDMENT NUMBER TWO entered into this 23rd day of August, 2011 (the “Second Amendment”), by and between HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership (the “Landlord”) and INC RESEARCH, LLC, a Delaware limited liability company, successor-in-interest to INC Research, Inc. (the “Tenant”).

W I T N E S S E T H:

WHEREAS, Tenant and Landlord entered into that certain Lease Agreement dated May 6, 2010 (the “Original Lease”), as amended by that certain Lease Amendment Number One dated August 26, 2010 (the “First Amendment”) (the Original Lease and the First Amendment hereinafter collectively referred to as the “Lease”), for space designated as Suites 320, 360, 600 and 700, comprising approximately 64,983 rentable square feet (the “Existing Premises”), in the Highwoods Tower Two Building, located at 3201 Beechleaf Court, City of Raleigh, County of Wake, State of North Carolina; and

WHEREAS, the parties hereto desire to alter and modify said Lease in the manner hereinafter set forth,

NOW THEREFORE, in consideration of the mutual and reciprocal promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.              Premises. Effective on November 1, 2011 (the “Second Expansion Commencement Date”), the Existing Premises shall be expanded by the addition of approximately 12,477 rentable square feet located on the fifth floor of the Building (the “First Phase Second Expansion Space”) and by the addition of approximately 12,476 rentable square feet located on the fifth floor of the Building (the “Second Phase Second Expansion Space”) (the First Phase Second Expansion Space and the Second Phase Second Expansion Space hereinafter sometimes referred to collectively as “Second Expansion Space”), as shown on Exhibit A attached hereto. Effective on the Second Expansion Commencement Date: (a) all references in the Lease to the “Premises” shall be amended to include both the Existing Premises, the First Phase Second Expansion Space, and the Second Phase Second Expansion Space, comprising a total of approximately 89,936 rentable square feet; and (b) Exhibit A attached to this Second Amendment shall be incorporated into Exhibit A to the Lease.

2.              Base Rent. Effective on November 1, 2011, Section 1(f) of the Lease, entitled “Base Rent”, shall be amended to provide that cumulative Base Rent from the Second Expansion Commencement Date through the Term for the Second Expansion Space shall be $3,681,705.58, to be payable in monthly installments in accordance with the following rent schedule (which shall be in addition to the rent schedule provided in the Lease):

MONTHS	MONTHLY RENT	PERIOD RENT
11/1/2011 - 11/30/2011	$19,495.31	$19,495.31
12/1/2011 - 4/30/2012	$19,982.69	$99,913.45
5/1/2012 - 11/30/2012	$39,965.08	$279,755.56
12/1/2012 - 11/30/2013	$40,964.21	$491,570.52
12/1/2013 - 11/30/2014	$41,988.32	$503,859.84
12/1/2014 - 11/30/2015	$43,038.03	$516,456.36
12/1/2015 - 11/30/2016	$44,113.98	$529,367.76
12/1/2016 - 11/30/2017	$45,216.83	$542,601.96
12/1/2017 - 11/30/2018	$46,347.25	$556,167.00
12/1/2018 - 2/28/2019	$47,505.94	$142,517.82
	BASE RENT:	$3,681,705.58

(a)  The above rent schedule does not include Base Rent for the Existing Premises or operating expense pass through adjustments to be computed annually in accordance with Lease Addendum Number Two, as amended herein.

(b)  Base Rent and Additional Rent on the First Phase Second Expansion Space shall commence on the Second Expansion Commencement Date. Tenant may fully occupy the First Phase Second Expansion Space as of the Second Expansion Commencement Date. The delineation of the First Phase Second Expansion Space is shown on Exhibit A.

(c)  Base Rent and Additional Rent on the Second Phase Second Expansion Space shall abate through April 30, 2012 such that Tenant shall pay full Base Rent and Additional Rent for the Second Phase Second Expansion Space as of May 1, 2012. Notwithstanding the foregoing, in the event Tenant’s employees physically occupy all or any portion of the Second Phase Second Expansion Space for the normal conduct of Tenant’s regular business purposes prior to May 1, 2012, Tenant shall pay full Base Rent and Additional Rent for the Second Phase Second Expansion Space beginning with the date of such occupancy. The delineation of the Second Phase Second Expansion Space is shown on Exhibit A.

3.              Brokers’ Commissions. Section 27 of the Lease, entitled “Brokers’ Commissions”, shall be amended to provide that Tenant has not dealt with any real estate broker, finder or other person with respect to this Second Amendment and the expansion of the Premises, except for Jones Lang LaSalle Americas, Inc., whose address is 5420 Wade Park Boulevard, Suite 206, Raleigh, North Carolina 27609.

4.              Additional Rent — Operating Expenses and Taxes. Effective on November 1, 2011, Lease Addendum Number Two, entitled “Additional Rent — Operating Expenses and Taxes”, shall be amended to provide that Tenant’s Proportionate Share shall mean 53.6083% calculated by dividing the approximately 89,936 rentable square feet of the Premises by the approximately 167,765 net rentable square feet of the Building.

5.              Right to Lease. Section 30(f) of the Lease is hereby amended to provide that Tenant shall have the Right to Lease with regard to all space in the Building subject to the terms and conditions contained in Section 30(f); provided, however, that, except with regard to Suite 300 in the Building, Tenant’s Right to Lease is subordinate to all pre-existing rights of extension, expansion, first offer or refusal or any other rights as to the Right to Lease Space in favor of other tenants in place as of the date of this Second Amendment.

6.              Right to Terminate. Section 30(g) of the Lease is hereby amended to provide that the Termination Fee shall be a lump-sum amount of $786,892.00.

7.              Second Expansion Improvements. Improvements to the Second Expansion Space shall be completed pursuant to the Second Expansion Workletter, attached hereto and incorporated herein as Exhibit B.

8.              Miscellaneous. The foregoing is intended to be an addition and a modification to the Lease. Unless otherwise defined herein, all capitalized terms used in this Second Amendment shall have the same definitions ascribed in the Lease. Except as modified and amended by this Second Amendment, the Lease shall remain in full force and effect. If anything contained in this Second Amendment conflicts with any terms of the Lease, then the terms of this Second Amendment shall govern and any conflicting terms in the Lease shall be deemed deleted in their entirety.

9.              Tenant Acknowledgment Tenant acknowledges that Landlord has complied with all of its obligations under said Lease to date, and, to the extent not expressly modified hereby, all of the terms and conditions of said Lease shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Tenant and Landlord have caused this instrument to be executed as of the date first above written, by their respective officers or parties thereunto duly authorized.

Tenant:

INC RESEARCH, LLC
a Delaware limited liability company

By:	/s/ Karen M. Wall
Name:	Karen M. Wall, Esq.
Title:	General Counsel

Date:	23 August 2011

Landlord:

HIGHWOODS REALTY LIMITED PARTNERSHIP
a North Carolina limited partnership
By: Highwoods Properties, Inc., its general partner
a Maryland corporation

By:	/s/ Thomas S. Hill, III
Thomas S. Hill, III
Vice President and Division Manager

EXHIBIT A

SECOND EXPANSION SPACE

Highwoods Tower II
3201 Beechleaf Court
Raleigh, NC 27604
Tel: 919.872.4924

Fifth Floor

* Phase space can be interchanged based on final plans (i.e. 2nd phase to be 1st phase area and 1st phase to actually be 2nd phase area)

▧ 1st Phase

☐ 2nd Phase

ELEVATOR LOBBY
MECHANICAL
SERVICE ELEVATOR
CORRIDOR
MEN
WOMEN

Disclaimer: The above floor plans are not to scale.
The available space shown is believed to be correct but is subject to change.

Highwoods Properties

EXHIBIT B

SECOND EXPANSION WORKLETTER

This Exhibit B (the “Second Expansion Workletter”) sets forth the rights and obligations of Landlord and Tenant with respect to space planning, engineering, final workshop drawings, and the construction and installation of any improvements to the Second Expansion Space to be completed before the Second Expansion Commencement Date (“Second Expansion Improvements”). This Second Expansion Workletter contemplates that the performance of this work will proceed in four stages in accordance with the following schedule: (i) preparation of a space plan; (ii) final design and engineering and preparation of final plans and working drawings; (iii) preparation by the Contractor (as hereinafter defined) of an estimate of the additional cost of the initial Second Expansion Improvements; (iv) submission and approval of plans by appropriate governmental authorities and construction and installation of the Second Expansion Improvements by the Second Expansion Commencement Date.

In consideration of the mutual covenants hereinafter contained, Landlord and Tenant do mutually agree to the following:

1.              Allowance. Landlord agrees to provide an allowance of up to $30.00 per rentable square foot of the Second Expansion Space, to design, engineer, install, supply and otherwise to construct the Second Expansion Improvements in the Second Expansion Space that will become a part of the Building (the “Allowance”). Tenant is fully responsible for the payment of all costs in connection with the Second Expansion Improvements in excess of the Allowance. In connection with Tenant’s expansion into the Second Expansion Space, Tenant may use up to $5.00 per rentable square foot of the Second Expansion Space of the Allowance (the “Moving Allowance”) for Tenant’s actual out-of-pocket costs and expenses associated with (i) signage, (ii) telephone and data/network cabling, (iii) security, (iv) purchase of new fumiture or (v) moving expenses, with the Moving Allowance applied in order from (i) to (v) to the extent reasonably possible. Tenant shall deliver to Landlord copies of paid invoices and any other reasonable documentation requested by Landlord evidencing the amount of Tenant’s out-of-pocket relocation costs, along with final lien waivers from any contractors and service providers performing any work or providing materials. Landlord shall reimburse Tenant the amount of the documented costs, up to the maximum amount of the Moving Allowance, within 10 business days following receipt of the foregoing documents. Tenant shall be solely responsible for any such costs in excess of the maximum amount of the Moving Allowance. Notwithstanding any provision herein to the contrary, the Moving Allowance is only available for Tenant’s use until December 1, 2012. Any portion of the Moving Allowance not used by December 1, 2012, shall be deemed forfeited by Tenant and shall no longer be available for Tenant’s use.

2.              Space Planning, Design and Working Drawings. On Tenant’s behalf, Landlord shall select Phillips Architecture (“Architect”), who will do the following at Tenant’s expense (which expense may be deducted from the Allowance):

a.              Attend a reasonable number of meetings with Tenant and Landlord’s agent to define Tenant’s requirements. The Architect shall provide one complete space plan. Tenant shall approve such space plan, in writing, within 5 business days after receipt of the space plan.

b.              Complete construction drawings for Tenant’s partition layout, reflected ceiling grid, telephone and electrical outlets, keying, and finish schedule.

c.               Complete building standard mechanical plans where necessary (for installation of air conditioning system and duct work, and heating and electrical facilities) for the work to be done in the Second Expansion Space.

d.              All plans and working drawings for the construction and completion of the Second Expansion Space (the “Plans”) shall be subject to Landlord’s prior written approval. Any changes or modifications Tenant desires to make to the Plans shall also be subject to Landlord’s prior approval.

Landlord agrees that it will not unreasonably withhold or delay its approval of the Plans, or of any changes or modifications thereof; provided, however, Landlord shall have sole and absolute discretion to approve or disapprove any improvements that will be visible to the exterior of the Second Expansion Space, or which may affect the structural integrity of the Building. Any approval of the Plans by Landlord shall not constitute approval of any Delays caused by Tenant and shall not be deemed a waiver of any rights or remedies that may arise as a result of such Delays. Landlord may condition its approval of the Plans if: (i) the Plans require design elements or materials that would cause Landlord to deliver the Second Expansion Space to Tenant after the scheduled Second Expansion Commencement Date, or (ii) the estimated cost for any improvements under the Plan is more than the Allowance.

3.              Tenant Plan Delivery Date.

a.              Tenant acknowledges that the Architect is acting on behalf of the Tenant and that Tenant (not Landlord) is responsible for the timely completion of the Plans.

b.              Tenant covenants and agrees to deliver to Landlord the final Plans for the Second Expansion Improvements on or before September 15, 2011 (the “Tenant Plan Delivery Date”). Time is of the essence in the delivery of the final Plans. It is vital that the final Plans be delivered to Landlord by the Tenant Plan Delivery Date in order to allow Landlord sufficient time to review such Plans, to discuss with Tenant any changes therein which Landlord believes to be necessary or desirable, to enable the Contractor to prepare an estimate of the cost of the Second Expansion Improvements, to obtain required permits, and to substantially complete the Second Expansion Improvements within the time frame provided in the Lease.

4.              Work and Materials at Tenant’s Expense. On Tenant’s behalf, Landlord shall select a licensed general contractor or contractors (the “Contractor”) to construct and install the Second Expansion Improvements in accordance with the Plans (the “Work”) at Tenant’s expense (which expense may be deducted from the Allowance). Tenant agrees that the Contractor may be an affiliate of Landlord. Landlord shall coordinate and facilitate all communications between Tenant and the Contractor.

a.              Prior to commencing Work, Landlord shall submit to Tenant in writing the cost of the Work, which shall include (i) the Contractor’s cost for completing the Work (including the Contractor’s general conditions, overhead and profit), and (ii) a construction supervision fee of $6,000.00, to be paid to Landlord to manage and oversee the work to be done on Tenant’s behalf. The landlord shall obtain competitive bids from a minimum of three contractors. Tenant shall have five (5) business days to review and approve the cost of the Work. Landlord shall not authorize the Contractor to proceed with the work until the cost is mutually agreed upon and approved in writing and delivered to Landlord.

b.              Any changes in the approved cost of the Work shall be by written change order signed by the Tenant. Tenant agrees to process change orders in a timely fashion. Tenant acknowledges that the following items may result in change orders:

i.                  Municipal or other governmental inspectors require changes to the Second Expansion Space such as additional exit lights, fire damper or whatever other changes they may require. In such event, Landlord will notify the Tenant of the required changes, but the cost of such changes and any delay associated with such changes shall be the responsibility of the Tenant.

ii.               Tenant makes changes to the Plans or requests additional work. Tenant will be notified of the cost and any delays that would result from the change by a change order signed by Tenant before the changes are implemented. Any delays caused by such changes shall not delay the Second Expansion Commencement Date of the Lease.

iii.            Any errors or omissions in the Plans or specifications which require changes. Landlord will notify the Tenant of the required changes, but the cost of such changes and any delay associated with such changes shall be the responsibility of the Tenant, and shall not delay the Second Expansion Commencement Date of the Lease.

iv.           Materials are not readily available, require quick ship charges, or require substitution.

v.              The upfit schedule requires Express Review to get permits, which will increase the costs of the permitting process.

c.               All work performed in connection with the construction of the Second Expansion Space shall be performed in a good and workmanlike manner and in accordance with all applicable laws and regulations and with the final approved Plans.

5.              Signage and Keys. Landlord shall provide the following in accordance with building standards at Tenant’s Expense (which expense may be deducted from the Allowance): (i) door and directory signage; (ii) suite and Building keys or entry cards.

6.              Second Expansion Commencement Date.

a.              The Second Expansion Commencement Date shall be the date when the work to be performed by Contractor pursuant to the Plans approved by Landlord and Tenant has been substantially completed (excluding items of work and adjustment of equipment and fixtures that can be completed after the Second Expansion Space are occupied without causing material interference with Tenant’s use of the Second Expansion Space — i.e., “punch list items”), and the Landlord delivers possession of the Second Expansion Space to Tenant in accordance with Section 3 of the Lease.

b.              Notwithstanding the foregoing, if Landlord shall be delayed in delivering possession of the Second Expansion Space as a result of:

i.                  Tenant’s failure to approve the space plan within the time specified;

ii.               Tenant’s failure to furnish to Landlord the final Plans on or before the Tenant Plan Delivery Date;

iii.            Tenant’s failure to approve Landlord’s cost estimates within the time specified;

iv.           Tenant’s failure to timely respond to change orders;

v.              Tenant’s changes in the Second Expansion Improvements or the Plans (notwithstanding Landlord’s approval of any such changes);

vi.           Tenant’s request for changes in or modifications to the Plans subsequent to the Tenant Plan Delivery Date;

vii.        Inability to obtain materials, finishes or installations requested by Tenant that are not part of the Building Standard Improvements;

viii.     The performance of any work by any person, firm or corporation employed or retained by Tenant; or

ix.           Any other act or omission by Tenant or its agents, representatives, and/or employees;

x.              then, in any such event, for purposes of determining the Second Expansion Commencement Date, the Second Expansion Space shall be deemed to have been delivered to

Tenant on the date that Landlord and Architect determine that the Second Expansion Space would have been substantially completed and ready for delivery if such delay or delays had not occurred.

7.              Tenant Improvement Expenses in Excess of the Allowance. Tenant agrees to pay to Landlord, promptly upon being billed therefore, all costs and expenses in excess of the Allowance incurred in connection with the Second Expansion Improvements. Tenant will be billed for such costs and expenses as follows: (i) fifty percent (50%) of such costs and expenses shall be due and payable upon Tenant’s approval of the cost estimates for the Second Expansion Improvements; (ii) twenty-five percent (25%) of such costs and expenses shall be due and payable when such work is substantially completed and the Second Expansion Space are ready for delivery to Tenant; (iii) twenty-five percent (25%) of such costs and expenses shall be due and payable upon final completion of all punch list items.

8.              Repairs and Corrections. Landlord shall select a Contractor who will provide Tenant a one-year warranty from the date of delivery of the Second Expansion Space, transferable to Tenant, for defective workmanship and materials. If with Tenant’s agreement, used equipment is installed as part of the Work, the used equipment shall be installed “as is” and without any warranties. All manufacturers’ and builders’ warranties with respect to the Work shall be issued to or transferred to Tenant, without recourse to the Landlord. Tenant shall repair or correct any defective work or materials installed by Tenant or any contractor other than the Contractor selected by Landlord, or any work or materials that prove defective as a result of any act or omission of Tenant or any of its employees, agents, invitees, licensees, subtenants, customers, clients, or guests.

9.              Inspection of Second Expansion Space; Possession by Tenant. Prior to taking possession of the Second Expansion Space, Tenant and Landlord shall inspect the Second Expansion Space and Tenant shall give Landlord notice of any defects or incomplete work (“Punchlist”). Tenant’s possession of the Second Expansion Space constitutes acknowledgment by Tenant that the Second Expansion Space are in good condition and that all work and materials provided by Landlord are satisfactory as of such date of occupancy, except as to (i) any defects or incomplete work set forth in the Punchlist, (ii) latent defects, and (iii) any equipment that is used seasonally if Tenant takes possession of the Second Expansion Space during a season when such equipment is not in use.

10.       Access During Construction. During construction of the Second Expansion Improvements and with prior approval of Landlord, Tenant shall be permitted reasonable access to the Second Expansion Space for the purposes of taking measurements, making plans, installing trade fixtures, and doing such other work as may be appropriate or desirable to enable Tenant to assume possession of and operate in the Second Expansion Space; provided, however, that such access does not interfere with or delay construction work on the Second Expansion Space and does not include moving furniture or similar items into the Second Expansion Space. Prior to any such entry, Tenant shall comply with all insurance provisions of the Lease. All waiver and indemnity provisions of the Lease shall apply upon Tenant’s entry of the Second Expansion Space.